CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Micron Enviro Systems, Inc. on Form S-8 of our report dated April 14, 2008 relating to the audit of the financial statements for the year ending December 31, 2007, appearing in the Annual Report on Form 10-K of Micron Enviro Systems, Inc.

Williams & Webster, P.S.

Williams & Webster, P.S.
Spokane, Washington
August 17, 2009